Exhibit 99.1

**For Immediate Release**

Rainier Pacific Financial Group Announces FDIC Receivership
 of its Bank Subsidiary, Rainier Pacific Bank

Tacoma, Washington – February 26, 2010– Rainier Pacific Financial Group (NASDAQ CM: RPFG), the bank holding company for Rainier Pacific Bank ("Bank"), announced today that on Friday, February 26, 2010, Rainier Pacific Bank, the wholly-owned subsidiary of the Company, was closed by the State of Washington, Department of Financial Institutions, Division of Banks.  The Federal Deposit Insurance Corporation was appointed as receiver of the Bank.  Customers who have questions about the foregoing matters, or who would like more information can visit the FDIC’s website located at http://www.fdic.gov/bank/individual/failed/rainier.html  or call the FDIC toll-free at 1-800-830-4725.
The Company also announced that on February 26, 2010, concurrent with the closure of the Bank, all of the directors of Rainier Pacific Bank resigned from its board.
The Company’s shares of Rainier Pacific Bank were its principal asset, and as a result of the Bank’s closure, the Company will either be dissolved and liquidated by its board of directors or file a Chapter 7 bankruptcy proceeding for liquidation.

Any questions should be directed to Jonathan W. Blado, Esq., of Blado Kiger, P.S., the Registered Agent of Rainier Pacific Financial Group as indicated below.

Contact:
Jonathan W. Blado, Esq.
Blado Kiger, P.S.
Registered Agent of Rainier Pacific Financial Group, Inc.
Bank of America Building, 2nd Floor
3408 South 23rd Street
Tacoma, WA  98405
(253) 272-2997